About The Meeting
Election of Directors
Information Regarding the Board of Directors
Compensation of Directors
Compensation and Human Resources Committee Report On Executive Compensation
Executive Compensation
Employment Agreements
Share Ownership
Other Information

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement

Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to §240.14a-12.

CHAMPION ENTERPRISES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

Champion Enterprises, Inc.

2701 Cambridge Court, Suite 300
Auburn Hills, Michigan 48326

Notice of 2002

Annual Meeting of Shareholders
and Proxy Statement

March 27, 2002

CORPORATE HEADQUARTERS
AUBURN HILLS, MICHIGAN 48326
(248) 340-9090

March 27, 2002

Dear Shareholder:

It is my pleasure to invite you to attend the Champion Enterprises, Inc. 2002 Annual Meeting of Shareholders. The meeting will be held on Tuesday, April 30, 2002, at 10:00 a.m. at the Hampton Inn, 1461 North Opdyke Road, Auburn Hills, Michigan. The attached Notice of Annual Meeting and Proxy Statement provide information concerning the business to be conducted at the meeting and the nominees for election as Directors.

Your vote is important. Whether you plan to attend the meeting or not, please vote your shares using the Internet, by telephone, or by mail. Your shares will then be represented at the meeting if you are unable to attend. You may, of course, revoke your Proxy and vote in person at the meeting if you desire.

Thank you for your support of Champion Enterprises, Inc.

Sincerely,

CHAMPION ENTERPRISES, INC.

Walter R. Young
Chairman of the Board of Directors,
President and Chief Executive Officer

Notice of Annual Meeting of Shareholders

of Champion Enterprises, Inc.

Time:	10:00 a.m., Tuesday, April 30, 2002

Place:	Hampton Inn 1461 North Opdyke Road Auburn Hills, Michigan 48326

Items of Business:	1. Elect seven directors. 2. Transact any other business properly brought before the meeting.

Annual Reports:	The 2001 Annual Report to Shareholders and Annual Report on Form 10-K are enclosed.

Who Can Vote:	You can vote if you were a Shareholder on March 8, 2002.

Date of Mailing:	This notice and Proxy Statement are first being mailed to Shareholders on or about March 27, 2002.

By Order of the Board of Directors John J. Collins, Jr., Secretary

ABOUT THE MEETING	2

ELECTION OF DIRECTORS	5

INFORMATION REGARDING THE BOARD OF DIRECTORS	7

COMPENSATION OF DIRECTORS	9

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION	11

EXECUTIVE COMPENSATION	15

EMPLOYMENT AGREEMENTS	19

SHARE OWNERSHIP	21

OTHER INFORMATION	23

About The Meeting

What am I voting on?

You will be voting to elect seven Directors, each to hold office until the next Annual Meeting of Shareholders or until a successor is appointed and qualified.

Who is soliciting my Proxy?

The Company’s Board of Directors is soliciting your Proxy to be used at the 2002 Annual Meeting of Shareholders. The Company will pay the entire cost of soliciting Proxies and will arrange with brokerage houses, nominees, custodians and other fiduciaries to send Proxy soliciting materials to beneficial owners of the Company’s Common Stock at the Company’s expense. In addition to solicitation by mail, officers and other employees of the Company may solicit Proxies personally, by telephone or by fax.

Who is entitled to vote?

You may vote if you owned Common Stock of the Company as of the close of business on March 8, 2002. Each share of Common Stock is entitled to one vote on any matter voted on at the Annual Meeting. As of March 8, 2002 we had 48,561,208 shares of Common Stock outstanding.

How do I vote?

You can vote in one of four ways:

•	By Internet at http://www.voteproxy.com. We encourage you to vote this way.
•	By toll-free telephone at 800-PROXIES.
•	By completing and mailing your proxy card.
•	By ballot at the Annual Meeting.

May I change my mind after I vote?

You may change your vote at any time before the polls close at the meeting by:

•	Delivering a written notice of revocation, with a later date than the Proxy, to Champion’s Secretary at or before the meeting.
•	Signing another Proxy with a later date and returning it to the address on the proxy card before the meeting.
•	Voting again by telephone or Internet before midnight EDT on April 29, 2002.
•	Voting in person at the meeting.

What if I return my proxy card but do not provide voting instructions?

Proxies that are signed and returned but do not contain voting instructions will be voted by the persons named on the enclosed proxy card “FOR” the election of the nominee Directors.

How do I vote my shares in the Champion Enterprises, Inc. Savings Plan?

Shares credited to your Champion Enterprises, Inc. Savings Plan are on your proxy card. You may vote these shares using the Internet, telephone or mail as described on the card. Your Proxy will be considered to be voting instructions to the Trustee of the Savings Plan concerning shares held in your account. If you do not provide voting instructions, if the card is not signed, or if the card is not received by April 25, 2002, the shares credited to your account will be voted in the same proportion as directions received from other participants.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer and Trust Company and you may reach them by phone at 800-937-5449. Shares held by the Savings Plan cannot be consolidated with your other holdings.

Who may attend the meeting?

The Annual Meeting is open to all holders of our Common Stock. For directions to the meeting, please call Investor Relations at 248-340-7731. We look forward to having you at the meeting.

May Shareholders ask questions at the meeting?

Yes, representatives of the Company will answer Shareholder questions of general interest at the meeting.

How many votes must be present to hold the meeting?

In order for us to hold the meeting, a majority of our outstanding shares of Common Stock as of March 8, 2002 must be present in person or by Proxy. This majority is referred to as a quorum. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a Proxy using the Internet, telephone, or mail. Abstention votes and votes withheld by brokers on non-routine proposals in the absence of instructions from beneficial owners (“broker non-votes”) will be counted as present at the Annual Meeting to determine whether a quorum exists.

How many votes are needed to elect Directors?

The seven Director nominees receiving the highest number of “For” votes will be elected as Directors. This number is called a plurality. Shares not voted, whether by marking “Withhold Authority” on your proxy card, by broker non-votes (which are described above) or otherwise, will have no impact on the election of Directors. Unless a properly executed proxy card is marked “Withhold Authority,” the proxy given will be voted “For” each of the seven Director nominees. If a nominee is unable or declines to serve, Proxies will be voted for the balance of the nominees and for such additional persons as designated by the Board to replace such nominee. However, the Board does not anticipate that this will occur.

Can my shares be voted on matters other than those described in this Proxy?

Yes, if any other item or proposal properly comes before the meeting, the Proxies received will be voted in accordance with the discretion of the Proxy holders. The Company, however, has not received proper notice of, and is not aware of, any business to be transacted at the meeting other than as indicated in this Proxy Statement.

When are shareholder proposals due for the 2003 Annual Meeting?

To be included in the Company’s Proxy Statement for the 2003 Annual Meeting of Shareholders, proposals must be received by the Company not later than November 15, 2002. Such proposals should be addressed to the Company’s Secretary at the address listed below. Shareholder proposals to be presented at the 2003 Annual Meeting or any Special Meeting which are not to be included in the Company’s Proxy Statement must be received by the Company not less than 60 nor more than 90 days before the meeting date or no later than 10 days after the day of the public announcement of the meeting date in accordance with procedures in the Company’s Bylaws.

How do I obtain more information about Champion Enterprises, Inc.?

More information on Champion can be obtained by:

•	Contacting Investor Relations at 248-340-7731.
•	Going to our website at www.championhomes.net.
•	Writing to:

Champion Enterprises, Inc.

Attn: Investor Relations
2701 Cambridge Court, Suite 300
Auburn Hills, Michigan 48326

Upon request Champion will provide additional copies of the Company’s 2001 Annual Report to Shareholders, Annual Report on Form 10-K and Proxy Statement.

PLEASE VOTE. YOUR VOTE IS VERY IMPORTANT.

Election of Directors

Nominees:

ROBERT W. ANESTIS

                                             Director since 1991

Age 56

Chairman, President and Chief Executive Officer since 1999 of Florida East Coast Industries, Inc. (FECI), a St. Augustine, Florida, railroad, commercial real estate and telecommunications company. Prior to 1999 and for the preceding five years, he was the President of Anestis & Company, an investment banking and financial advisory firm. Mr. Anestis, who has been in the industry 14 years, brings merger and acquisition expertise, strategic planning and policy experience, and a strong legal and financial background to the Board.

ERIC S. BELSKY, PH.D.

                                             Director since January, 2002

Age 41

Executive Director since 1997 of the Joint Center for Housing Studies at Harvard University (the Joint Center), which conducts research to identify and examine housing market opportunities and studies and addresses housing and community development issues. The Joint Center is a collaborative venture of the Harvard Design School and the John F. Kennedy School of Government. From 1996 to 1997 Dr. Belsky also served as a Senior Research Associate at the Joint Center. Dr. Belsky is a specialist in housing finance, economics and policy.

SELWYN ISAKOW

                                             Director since 1991

Age 50

Chairman, President and Chief Executive Officer for more than five years of The Oxford Investment Group, Inc., Bloomfield Hills, Michigan, a merchant banking and corporate development firm. He is a Director of Ramco-Gershenson Properties Trust, Oxford Automotive, Inc., Bloomfield Hills Bancorporation and the Bank of Bloomfield Hills. Mr. Isakow brings to the Board expertise in the areas of mergers and acquisitions, strategic planning, accounting and finance in multiple manufacturing, financial services and distribution industries.

BRIAN D. JELLISON

                                             Director since 1999

Age 56

President and Chief Executive Officer since November 2001 of Roper Industries, Inc., Bogart, Georgia, a manufacturer of instrumentation, industrial controls and fluid handling products. From 1998 to 2001 he served as Executive Vice President of Ingersoll-Rand Company, a major diversified industrial equipment and components manufacturer. From 1994 to 1998, Mr. Jellison was the President of Ingersoll’s Architectural Hardware Group. With a strong background in both manufacturing and marketing, Mr. Jellison brings 33 years of broad-based business experience to Champion’s Board.

ELLEN R. LEVINE

                                             Director since 1999

Age 59

Editor-In-Chief of Good Housekeeping magazine, New York, New York, since 1994. Previously, Ms. Levine served as the Editor-In-Chief of Redbook magazine from 1991 to 1994. Ms. Levine brings to the Company’s Board excellent communication and marketing skills, particularly with brand recognition, which were acquired through 38 years of experience as a journalist.

GEORGE R. MRKONIC

                                             Director since 1994

Age 49

Director of Borders Group, Inc., Ann Arbor, Michigan, a retailer of books and music. Mr. Mrkonic was Vice Chairman of Borders Group, Inc. from 1997 to 2002 and President from 1994 to 1997. He is also a Director of Syntel, Inc., Galyans Trading Company, Inc., Nashua Corporation and Oxford Automotive, Inc. Strengths that Mr. Mrkonic brings to Champion’s Board include strategic vision, an operating mentality and a sense of urgency.

WALTER R. YOUNG

                                             Director since 1990

Age 57

Chairman of the Board of Directors, President and Chief Executive Officer of Champion. Mr. Young has served as the Company’s President and Chief Executive Officer since 1990 and as Chairman since 1992. For 34 years in a variety of industries, Mr. Young has been a performance driven leader who faces issues and is a catalyst for change.

Information Regarding the Board of Directors

Makeup of the Board:	Our bylaws allow for a maximum of nine directors. In the event that a nominee is unable to serve, the person designated as Proxy holder for the Company will vote for the remaining nominees and for such other person as the Board may nominate.

Length of Board Term:	Directors who are elected will hold office until the 2003 Annual Meeting of Shareholders or until a successor has been duly appointed and qualified. All nominees are currently Directors and have agreed to serve if elected.

Number of Meetings in 2001:	The Board met six times during 2001.

Corporate Governance:	The Board has adopted corporate governance guidelines, which are reviewed annually, and conducts annual performance evaluations of the Board as a whole and of each individual member. The two standing committees, discussed below, operate under written charters, which are also reviewed annually and identify each committee’s duties and responsibilities. The Board does not have a standing nominating committee.

Board Committees:	Audit and Financial Resources:

The Committee met eight times during 2001.

Members: • Brian D. Jellison, Chair • Selwyn Isakow • George R. Mrkonic

Responsibilities: • Primary function is to assist the Board in fulfilling its financial oversight responsibilities.
• Reviews the financial information provided to Shareholders and the Securities and Exchange Commission (“SEC”).
• Reviews the corporate accounting and financial reporting practices.
• Recommends the selection of an independent auditor.
• Reviews the scope of the audit and related audit fees.
• Monitors systems of internal financial controls.

Compensation and Human Resources:

The Committee met seven times during 2001.

Members:
• Robert W. Anestis, Chair • Eric S. Belsky • Ellen R. Levine • George R. Mrkonic

Responsibilities:
• Primary function is to consider and recommend to the Board compensation programs, benefits and awards for executive officers and Directors.
• Develops and monitors executive compensation policies.
• Oversees administration of stock option plans and programs.

Compensation of Directors

Compensation:	Nonemployee Directors are compensated pursuant to the 2000 Stock Compensation Plan for Nonemployee Directors (the “Directors’ Plan”), which the Shareholders approved in 2000. The Directors’ Plan provides stock-based compensation to nonemployee Directors at three stages of service of the Director as described below. Nonemployee Directors do not receive any cash compensation for their services. A Director who is also an employee of the Company receives no compensation for serving as a Director other than compensation for services as an employee. All Directors are reimbursed for expenses to attend Board and Committee meetings.

Annual Stock Retainer:	Each nonemployee Director elected or reelected at an Annual Meeting receives an annual retainer of 4,800 shares of Company Common Stock (or 5,200 shares for Chairpersons of Board Committees). In lieu of receiving the stock retainer at the time of an Annual Meeting, a Director may elect to (i) defer his or her retainer until retirement, death or other termination of service from the Board, or (ii) receive an option to purchase four shares of Company Common Stock for each share that would otherwise have been received as part of the stock retainer. The option vests immediately and is exercisable for 10 years from the grant date at an exercise price equal to the fair market value of the Common Stock on the grant date. Any new nonemployee Director who is appointed by the Board prior to an Annual Meeting to fill a vacancy on the Board receives a pro-rated number of shares of Common Stock as a retainer for services during such interim term. In lieu of receiving the pro-rated stock retainer, a Director may elect the deferral or stock option alternatives available to full-term Directors as discussed above.

Option Grant Upon First Election to the Board:	Upon first being elected to the Board at an Annual Meeting, a nonemployee Director receives an option to purchase 24,000 shares of Company Common Stock if the Director purchases at least 6,000 shares of Company Common Stock in the open market. If less than the 6,000 (but at least 3,000) shares are purchased, the Director will receive a portion of the option, which is reduced by a number equal to four times the difference between 6,000 and the number of shares actually purchased. The option vests immediately but becomes exercisable at the rate of 25% of the total shares subject to the option on each of the next four Annual Meeting dates following the grant date. The option remains exercisable for 10 years from the grant date at an exercise price equal to the fair market value of the Common Stock on the grant date.

Discretionary 10-Year Anniversary Option Grant:	At the Annual Meeting marking the anniversary of 10 consecutive years of service as a nonemployee Director, the Board has discretionary authority, based upon the recommendation of the Compensation and Human Resources Committee, to grant to such Director an option to purchase 24,000 shares of Company Common Stock if the Director personally owns at least 6,000 shares of Company Common Stock 60 days after such Annual Meeting. If the Director owns less than 6,000 (but at least 3,000) shares at the end of the 60-day period, the Director will receive a portion of the option, which is reduced by a number equal to four times the difference between 6,000 and the number of shares actually owned. The option vests immediately but becomes exercisable at the rate of 25% of the total shares subject to the option on each of the next four Annual Meeting dates following the grant date. The option remains exercisable for a period of 10 years from the grant date at an exercise price equal to the fair market value of the Common Stock on the grant date.

Pursuant to this provision of the Directors’ Plan, in 2001 Messrs. Anestis and Isakow were each granted options to purchase 24,000 shares of Company Common Stock.

Compensation and Human Resources Committee
Report On Executive Compensation

The Committee:	• Primary function is to consider and recommend to the Board compensation programs, benefits and awards for executive officers and Directors.

• Develops and monitors executive compensation policies.

• Oversees administration of stock option plans and programs.

Compensation Policies:	Our executive compensation policies are designed to encourage and reward efforts that create shareholder value through achievement of corporate performance goals, as follows:

• annual base salaries should be competitive, but slightly below the mean of other companies of comparable size;

• annual incentive-based (at-risk) compensation should provide opportunity for significant additional compensation based on improved Company performance; and

• long-term incentive-based compensation should further link executive performance to shareholder interests, encourage Company stock ownership, and provide an incentive to create long-term shareholder value.

To assist in its development of compensation policies, the Committee:

• uses an independent consultant from time to time to make recommendations based on its expertise in compensation arrangements for senior executive officers of general manufacturing companies with sales comparable to those of the Company; and

• considers the executive compensation levels for a group of comparable manufactured housing companies consisting of Clayton Homes, Inc., Fleetwood Enterprises, Inc., and Oakwood Homes Corporation, as well as broader categories of housing companies and general companies of comparable size.

Annual Base Salaries:	Executive salaries are based on level of job responsibility, individual performance, and compensation data for comparable companies obtained from consultant and market surveys. At an executive’s election all or a portion of base salary can be deferred under the Company’s Deferred Compensation Plan (the “Deferred Plan”), as discussed below. The objective for executive base salaries is that they be competitive but slightly below the mean of comparable companies.

Annual Performance Incentives:	Annual performance incentives are provided primarily through cash bonuses or, at an executive’s election, in deferred compensation or deferred stock, as discussed below. Bonuses for executive officers are based on the achievement of performance goals, which are established by the Committee prior to each fiscal year. During 2001 performance goals related to cash flow, earnings per share, business unit performance, internal controls and consumer satisfaction.

Long-Term Performance Incentives:	Long-term performance incentives are generally made through annual stock option awards granted at exercise prices equal to the fair market value of our Common Stock on the grant date. Options may be granted at an exercise price below fair market value, particularly as employment incentives. Awards are determined primarily through the use of guidelines provided by an independent consultant, which are derived from a nationwide database and present executive officer stock option award levels that are consistent with general industry practices.

During 2001 executive officers received stock option awards on January 2, 2001 and on September 4, 2001. The January 2, 2001 awards were granted as a special incentive in light of the fact that no long-term performance incentive options were granted to executive officers during 2000 and that most options granted to executive officers in 1998 and 1999 were voluntarily forfeited by executive officers during May 2000. The September 4, 2001 options were granted as the annual long-term incentive award for 2001. All options were granted at the fair market value of the Company’s Common Stock on the grant date. The January 2, 2001 options vest equally (33%) over three years on each anniversary of the grant date through 2004. The September 4, 2001 options vest equally (25%) over four years on each anniversary of the grant date through 2005.

Policy On Deductibility Of Compensation:	Section 162(m) of the Internal Revenue Code limits to $1 million the corporate tax deduction for compensation paid to certain executive officers unless the compensation is based on nondiscretionary, pre- established performance goals. The Committee believes that it has taken appropriate actions to preserve the deductibility of annual incentive bonuses and stock options granted as long-term performance incentives. However, from time to time the Committee may recommend incentive awards that may not be deductible when it believes that such awards are in the best interest of the Company and its shareholders.

Deferred Compensation:	Executive officers may elect to defer receipt of all or a portion of their salaries or their bonuses under the Deferred Plan. Under the Deferred Plan, amounts deferred are held by a grantor trust, are 100% vested and, at the employees’ directions, are invested in various managed funds. Upon termination of employment, retirement, death, disability or a change in control of the Company, deferred amounts are paid in a lump sum or in annual installments, depending upon a previously made election.

Through participation in the Company’s Corporate Officer Stock Purchase Plan (the “Stock Plan”), executive officers may elect to defer receipt of bonus compensation up to the lesser of 50% or $500,000. Under the Stock Plan, amounts deferred are invested in shares of our Common Stock at a 30% discount to the closing price on the New York Stock Exchange on the purchase date. Shares purchased are held by a grantor trust established by the Company, and the Company exercises voting rights as to the shares. Upon termination of employment, retirement, death, disability or a change in control of the Company, the deferring executive receives the vested portion of his or her account balance in shares of stock in a lump sum or in annual installments, depending on a previously-made election. The stock vests based on the executive’s length of service with the Company following deferral, as follows: 0% for less than one year; 25% for one year; 50% for two years; and 100% for three years.

Chief Executive Officer Compensation:	The Committee believes that the compensation of Walter R. Young, our Chairman of the Board, President and Chief Executive Officer, should be heavily influenced by Company performance. The performance incentive component of his compensation is based on achieving specified performance targets concerning cash flow, earnings per share, internal controls and consumer satisfaction. The current CEO compensation program was developed by the Committee, with the assistance of an independent consultant.

Mr. Young’s annual base salary for 2001 was $500,000. Based on meeting certain cash flow targets, thresholds of earnings per share and operating performance goals, Mr. Young earned a bonus of $693,182 for the 2001 fiscal year. This bonus amount consisted of $346,591 paid in cash and $346,591 deferred under the Company’s Stock Plan. As a result, shares of our Common Stock will be issued on March 29, 2002 and held pursuant to the Stock Plan.

Mr. Young received stock option awards on January 2, 2001 and September 4, 2001 to purchase 600,000 shares and 250,000 shares, respectively, of our Common Stock as previously described under Long-Term Performance Incentives.

Robert W. Anestis, Chair
Eric S. Belsky
Ellen R. Levine
George R. Mrkonic

Members, Compensation and Human
Resources Committee

March 2, 2002

Executive Compensation

Summary Compensation Table

The following table summarizes the compensation for the last three years of the Company’s Chief Executive Officer and the other four most highly compensated executive officers:

						Long-Term
		Annual Compensation				Compensation

						Restricted		Securities
Name and	Fiscal					Stock		Underlying		All Other
Principal Position	Year	Salary		Bonus(5)		Awards(#)		Options(#)		Compensation

Walter R. Young	2001	$500,000		$693,182	(6)	—		850,000		$154,946	(16)
Chairman, President &	2000	450,000		225,000	(6)	—		—		52,522	(17)
Chief Executive Officer	1999	450,000	(1)	—		—		—		6,260	(18)

Anthony S. Cleberg	2001	350,000	(2)	453,068	(7)	—		100,000		67,264	(19)
Executive Vice President &	2000	58,333	(3)	—		—		600,000	(13)	—
Chief Financial Officer

Philip C. Surles	2001	350,000	(4)	369,568	(8)	—		435,000		6,405	(20)
Chief Operating Officer	2000	300,000	(4)	150,000	(8)	—		—		4,307	(21)
	1999	300,000	(4)	—		—		300,000	(14)	6,260	(18)

M. Mark Cole	2001	250,000		263,832	(9)	—		665,000		28,486	(22)
President, Retail	2000	250,000		83,022	(9)	—		—		426	(23)
Operations	1999	250,000		751,284	(10)	—		—		500	(23)

John J. Collins, Jr.	2001	250,000		221,353		—		190,000		5,716	(24)
Senior Vice President,	2000	242,500		169,350	(11)	5,000	(12)	—		3,216	(25)
General Counsel &	1999	220,000		—		—		100,000	(15)	5,325	(26)
Secretary

(1)	Includes $225,000 deferred under the Deferred Plan.

(2)	Includes $35,000 deferred under the Deferred Plan.

(3)	Mr. Cleberg joined the Company on October 30, 2000.

(4)	Includes $70,000 in 2001 and $30,000 in 2000 and 1999 deferred under the Deferred Plan.

(5)	Bonus amounts are paid generally in February or March of the year following the fiscal year in which they are earned.

(6)	Includes $346,591 paid in cash and $346,591 deferred under the Stock Plan in 2001 and $112,500 paid in cash and $112,500 deferred under the Stock Plan in 2000.

(7)	Includes $150,000 paid in cash as an inducement to join the Company and an annual incentive of $151,534 paid in cash and $151,534 deferred under the Stock Plan.

(8)	Includes $295,654 paid in cash and $73,914 deferred under the Deferred Plan in 2001 and $112,500 paid in cash and $37,500 deferred under the Deferred Plan in 2000.

(9)	Includes $131,916 paid in cash, $65,958 deferred under the Stock Plan and $65,958 deferred under the Deferred Plan in 2001 and $54,011 paid in cash, a portion of which was quarterly, and $29,011 deferred under the Deferred Plan in 2000.

(10)	Bonus pursuant to agreement entered into upon the acquisition of Southern Showcase, as amended, and includes $375,642 paid in cash and $375,642 deferred under the Deferred Plan. These amounts were paid quarterly.

(11)	Includes $50,000 paid in May 2000 as a bonus for assuming additional responsibilities in 2000.

(12)	Reflects a restricted stock award in April 2000.

(13)	Reflects options granted as an inducement to join the Company.

(14)	240,000 of these options were voluntarily forfeited in May 2000.

(15)	80,000 of these options were voluntarily forfeited in May 2000.

(16)	Includes $148,541 representing the value of the discount on shares issued under the Stock Plan, $5,100 of Company contributions to the Company’s 401(k) Savings Plan (“Savings Plan”) and $1,305 of life insurance premiums.

(17)	Includes $48,215 representing the value of the discount on shares issued under the Stock Plan, $2,993 of Company contributions to the Savings Plan and $1,314 of life insurance premiums.

(18)	Includes $5,000 of Company contributions to the Savings Plan and $1,260 of life insurance premiums.

(19)	Includes $64,944 representing the value of the discount on shares issued under the Stock Plan, $1,750 of Company contributions to the Savings Plan and $570 of life insurance premiums.

(20)	Includes $5,100 of Company contributions to the Savings Plan and $1,305 of life insurance premiums.

(21)	Includes $2,993 of Company contributions to the Savings Plan and $1,314 of life insurance premiums.

(22)	Includes $28,268 representing the value of the discount on shares issued under the Stock Plan and $218 of life insurance premiums.

(23)	Includes life insurance premiums.

(24)	Includes $5,100 of Company contributions to the Savings Plan and $616 of life insurance premiums.

(25)	Includes $2,668 of Company contributions to the Savings Plan and $548 of life insurance premiums.

(26)	Includes $4,800 of Company contributions to the Savings Plan and $525 of life insurance premiums.

Option Grants in Last Fiscal Period

The following table sets forth information with respect to stock options granted during the 2001 fiscal year to the executives in the Summary Compensation Table. These options were granted at the fair market value of our Common Stock on the grant date. In addition, the table provides an estimated grant date present value for each option using the Black-Scholes valuation method.

			% of Total
	Number of		Options
	Securities		Granted to		Market		Grant
	Underlying		Employees	Exercise	Price on		Date
	Options		in Fiscal	Price	Grant Date	Expiration	Present
Name	Granted(#)		Year	($/Share)	($/Share)	Date	Value($)

Walter R. Young	600,000	(1)	16%	$3.0625	$3.0625	1-2-08	$669,764

Walter R. Young	250,000	(2)	7%	10.15	10.15	9-4-07	941,926

Anthony S. Cleberg	100,000	(2)	3%	10.15	10.15	9-4-07	376,771

Philip C. Surles	335,000	(1)	9%	3.0625	3.0625	1-2-08	373,951

Philip C. Surles	100,000	(2)	3%	10.15	10.15	9-4-07	376,771

M. Mark Cole	590,000	(1)	16%	3.0625	3.0625	1-2-08	658,601

M. Mark Cole	75,000	(2)	2%	10.15	10.15	9-4-07	282,577

John J. Collins, Jr.	130,000	(1)	3%	3.0625	3.0625	1-2-08	145,116

John J. Collins, Jr.	60,000	(2)	2%	10.15	10.15	9-4-07	226,062

(1)	Vests equally (33%) over three years on each grant date anniversary through 2004.

(2)	Vests equally (25%) over four years on each grant date anniversary through 2005.

The following weighted average assumptions were used in the Black-Scholes option pricing model:

Risk-free interest rate	4.53%

Expected stock price volatility	38.31%

Expected dividend yield	0%

Expected option life	4.13 years

The risk-free interest rate represents the interest rate of a U.S. Treasury security with a maturity corresponding to that of the expected option life. Expected stock price volatility is based on historical volatility and management estimates. Expected option life is the vesting period plus two years. Notwithstanding the fact that these options are non-transferable, no discount for lack of marketability was taken.

The ultimate values of the options will depend on the future market price of the Company’s Common Stock, which cannot be forecasted with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company’s Common Stock over the exercise price on the date the option is exercised.

Aggregated Fiscal Year End Option Values

The following table provides information regarding the pretax value realized from the exercise of stock options during the 2001 fiscal year and the value of unexercised in-the-money options held at the end of the 2001 fiscal year by the executives in the Summary Compensation Table.

			Number of Securities
			Underlying Unexercised				Value of Unexercised
			Options at				In-the-Money Options
			Fiscal Year End(#)				at Fiscal Year End($)(6)

	Shares
	Acquired	Value
	on Exercise	Realized
Name	(#)	($)	Exercisable		Unexercisable		Exercisable	Unexercisable

Walter R. Young	500,000	$850,000	750,000		850,000	(2)	$2,872,500	$6,105,500

Anthony S. Cleberg	50,000	204,500	150,000	(1)	500,000		1,474,500	3,900,000

Philip C. Surles	—	—	20,000		435,000	(3)	130,600	3,322,613

M. Mark Cole	—	—	—		665,000	(4)	—	5,631,325

John J. Collins. Jr.	—	—	10,000		190,000	(5)	65,300	1,335,575

(1)	Includes options for 50,000 shares which were exercised on February 22, 2002.

(2)	Includes options for 200,000 shares exercisable on January 2, 2002.

(3)	Includes options for 111,666 shares exercisable on January 2, 2002.

(4)	Includes options for 196,666 shares exercisable on January 2, 2002.

(5)	Includes options for 43,333 shares exercisable on January 2, 2002.

(6)	Assumes a market price of $12.33 per share, which was the last sale price on the last trading day prior to the fiscal year end.

Performance Graph

The graph below compares the cumulative, five-year shareholder returns on Company Common Stock to the cumulative, five-year shareholder returns for (i) the S&P 500 Stock Index and (ii) an index of peer companies selected by the Company. The peer group is composed of six publicly-held manufactured housing companies, which were selected based on similarities in their products and their competitive position in the industry. The companies comprising the peer group are Cavalier Homes, Inc., Clayton Homes, Inc., Fleetwood Enterprises, Inc., Oakwood Homes Corporation, Palm Harbor Homes, Inc., and Skyline Corporation. American Homestar Corporation is not included in our peer group as they were in previous years because their stock is no longer publicly traded.

	12/96	12/97	12/98	12/99	12/00	12/01

☐ CHAMPION ENTERPRISES, INC.	$100.00	$105.45	$140.38	$43.59	$14.10	$63.23

Δ S&P 500 INDEX	$100.00	$133.36	$171.48	$207.56	$188.66	$169.53

O PEER GROUP	$100.00	$138.56	$115.86	$67.84	$62.06	$92.19

Employment Agreements

Termination and Change In Control:	The Company has Change in Control Severance Agreements with Messrs. Cleberg, Surles and Collins. Under each agreement, the executive would receive a cash severance payment if his employment is terminated following a change in control of the Company, as defined in the agreement. The severance payment would be twice the highest annual base salary and cash incentive compensation earned by the executive in any one of the three fiscal years prior to termination.

Employment: Mr. Young:	The Company has an Employment Agreement with Mr. Young that terminates on April 30, 2005. Under this agreement, Mr. Young received an annual salary of $350,000 in 1996, which increased to $400,000 in 1997 and to $450,000 in 1999. Mr. Young’s annual salary was further increased to $500,000 effective January 1, 2001. Mr. Young is entitled to participate in various benefit and incentive plans.

If Mr. Young becomes physically or mentally unable to perform his duties for six consecutive months, the Company may suspend payment of his salary until he is able to resume his duties again. If Mr. Young is terminated without cause, he is entitled to receive his salary for the remaining term of the agreement. If Mr. Young terminates his employment upon a sale or a merger of the Company, he is entitled to receive the amount of his annual salary in effect at the time of termination.

Upon termination of his employment, Mr. Young has the right to require the Company to purchase his outstanding stock options on terms described in his Employment Agreement. Upon termination of his employment, other than termination by the Company without cause, Mr. Young is prohibited from competing with the Company for two years after the date of termination.

Mr. Cleberg:	The Company has a letter agreement with Mr. Cleberg dated October 17, 2000, which provides for an initial annual salary of $350,000. Mr. Cleberg is entitled to participate in various benefit and incentive plans.

Mr. Surles:	The Company has a letter agreement with Mr. Surles dated May 1, 1997, which provides for an initial annual salary of $240,000. This amount increased to $300,000 in 1998 and to $350,000 in 2001. Mr. Surles is entitled to participate in various benefit and incentive plans.

Mr. Cole:	The Company has letter agreements with Mr. Cole dated January 8, 1998 and September 11, 1998. These agreements provide for an initial annual salary of $100,000, which increased to $150,000 in September 1998 and to $250,000 in 1999. Mr. Cole is entitled to participate in various benefit and incentive plans.

Mr. Collins:	The Company has letter agreements with Mr. Collins dated February 12, 1997 and April 7, 2000. These agreements provide for an initial annual salary of $190,000, which increased to $220,000 in 1999 and to $250,000 in 2000. Mr. Collins is entitled to participate in various benefit and incentive plans.

Share Ownership

Principal Shareholders

The following table provides information about any person known by management to have been a beneficial owner of more than 5% of the Company’s Common Stock as of December 31, 2001.

	Amount of Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Class

First Pacific Advisors, Inc. 11400 West Olympic Blvd., Suite 1200 Los Angeles, CA 90064	5,704,400(1)	11.80%

FMR Corp. 82 Devonshire Street Boston, MA 02109	5,099,490(2)	10.58%

Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	4,182,600(3)	8.68%

Pioneer Global Asset Management S.P.A. Galleria San Carlo 6 20122 Milan, Italy	4,145,000(4)	8.60%

Alex Brown Investment Management 217 East Redwood Street, Suite 1400 Baltimore, MD 21202	3,413,373(5)	7.07%

(1)	As reported in the Schedule 13G dated February 12, 2002.

(2)	As reported in the Schedule 13G dated January 10, 2002.

(3)	As reported in the Schedule 13G/ A dated February 12, 2002.

(4)	As reported in the Schedule 13G dated December 26, 2001.

(5)	As reported in the Schedule 13F dated February 14, 2002.

Management

The following table provides information about the beneficial ownership of Company Common Stock by Directors and Executive Officers as of March 8, 2002.

	Number of Shares		Percent of
Name	Beneficially Owned(1)		Class

Robert W. Anestis	112,060		*

Eric S. Belsky	4,996		*

Selwyn Isakow	217,720	(2)	*

Brian D. Jellison	120,592		*

Ellen R. Levine	91,897		*

George R. Mrkonic	92,450		*

Walter R. Young	2,185,425	(3)	4.41%

Anthony S. Cleberg	200,000		*

Philip C. Surles	143,266		*

M. Mark Cole	413,451	(4)	*

John J. Collins, Jr.	91,611		*

All Directors and Executive Officers as a Group (12 persons)	3,705,388	(5)	7.36%

*	Less than 1%

(1)	The number of shares shown in the table includes the following number of shares which the person specified may acquire by exercising options which may be exercised within 60 days of March 8, 2002: Mr. Anestis, 72,600; Mr. Belsky, 4,996; Mr. Isakow, 72,600; Mr. Jellison, 81,400; Ms. Levine, 66,400; Mr. Mrkonic, 44,200; Mr. Young, 950,000; Mr. Cleberg, 100,000; Mr. Surles, 131,666; Mr. Cole, 196,666; Mr. Collins, 53,333; and all directors and executive officers as a group, 1,799,361.

(2)	Does not include 1,860 shares held by Mr. Isakow’s children or 6,360 shares held by The Isakow Foundation (a charitable foundation), of which voting and investment power is shared by Mr. Isakow as a Trustee. Mr. Isakow disclaims beneficial ownership of the shares held by his children and The Isakow Foundation.

(3)	Does not include 118,200 shares held by The Young Foundation (a charitable foundation), the voting power of which is shared by Mr. Young as its President. Mr. Young disclaims beneficial ownership of the shares held by The Young Foundation. Includes 65,502 shares held under the Stock Plan.

(4)	Includes 19,095 shares held under the Stock Plan.

(5)	Includes 84,597 shares held under the Stock Plan.

Other Information

Audit and Financial Resources Committee Report

The Committee:	Currently consists of three independent Directors, as defined by the New York Stock Exchange listing standards, who are neither officers nor employees of the Company. The Committee acts under a written charter adopted and approved by the Board in 1996 and last revised in March 2002.

The primary function of the Audit Committee is to assist the Board in fulfilling its financial oversight responsibilities by reviewing the financial information provided to shareholders, the corporate accounting and financial reporting practices, the audit process and the systems of internal financial controls that management and the Board have established.

While the Committee has the responsibilities and powers set forth in the Committee’s Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is management’s responsibility. It is also not the duty of the Committee to assure compliance with laws and regulations and with the Company’s Code of Conduct.

2001 Audited Consolidated Financial Statements:	The Committee has reviewed and discussed with management and our independent auditors, PricewaterhouseCoopers LLP, the Company’s audited consolidated financial statements for the fiscal year ended December 29, 2001. Based on its review, the Committee has recommended to the Board that these financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 29, 2001.

Independence Discussion with Audit Committee:	The Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Auditing Standards Board Statement on Auditing Standards No. 61, as amended. As required by Independence Standards Board Standard No. 1, as amended, “Independence Discussion with Audit Committees,” the Committee has received and reviewed the required written disclosures and a confirming letter from PricewaterhouseCoopers LLP regarding their independence, and has discussed the matter with the auditors.

The Committee has considered the provision of all non-audit services performed by PricewaterhouseCoopers LLP with respect to maintaining auditor independence.

Brian D. Jellison, Chair
Selwyn Isakow
George R. Mrkonic

Members, Audit and Financial Resources Committee

March 2, 2002

Independent Accountants:	PricewaterhouseCoopers LLP has served as our independent accountants since 1961 and was selected by the Board to serve as our independent accountants for the current fiscal year ending December 28, 2002. It is anticipated that a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will respond to appropriate questions.

Audit Fees. Champion was billed a total of $342,000 by PricewaterhouseCoopers LLP for professional services rendered in connection with the audit of the financial statements for the 2001 fiscal year and reviews of interim financial statements.

Financial Information Systems Design and Implementation Fees. No professional services were rendered by PricewaterhouseCoopers LLP related to the Company’s financial information systems design and implementation during the 2001 fiscal year.

All Other Fees. The Company was billed $236,000 for additional services rendered by PricewaterhouseCoopers LLP other than those described above.

Information Regarding Management:	The Company has a lease agreement relating to rental property in North Carolina with MMG Investments, LLC (“MMG”), in which M. Mark Cole, President, Retail Operations, has 75% ownership. During 2001 $217,000 of lease payments were paid pursuant to this agreement. The Company also leases a retail sales center in North Carolina from MMG for annual rents of $8,500. The Company believes that payments made to MMG represent the fair value for the rental of these properties.

Mr. Cole also has a 100% ownership interest in TJ Holdings LLC, which indirectly owns an interest in SunChamp LLC (“SunChamp”), a joint venture between the Company and Sun Communities, Inc. Mr. Cole has invested $3.2 million in SunChamp, giving him indirectly an 18.6% interest in

SunChamp as of December 31, 2001. The Company has a 25% interest in this joint venture.

Section 16(a) Beneficial Ownership Reporting Compliance:	Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Executive Officers and Directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, Directors and greater than ten percent shareholders are required by regulations of the SEC to furnish the Company copies of all Section 16(a) forms they file.

Based solely on the Company’s review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that its Officers, Directors and greater than ten percent beneficial owners met all applicable filing requirements during the last fiscal year.

Other Matters:	At the date of this Proxy Statement, management is not aware of any matters to be presented for action at the Annual Meeting other those described in this Proxy Statement. However, if any other matters should come before the meeting, the persons named in the proxy card intend to vote the Proxy in accordance with their judgment on such matters.

By Order of the Board of Directors John J. Collins, Jr. Secretary March 27, 2002

Dear Shareholder:

     The reverse side of this proxy card contains instructions on how to vote your shares over the Internet or by telephone for the election of directors and for all other matters that may properly come before the meeting. Please consider voting using one of these options. Your vote is recorded as if you mailed in your proxy card.

     Shareholders now have the option to electronically receive our Proxy Statements and Annual Reports. If you wish to electronically receive these materials in the future, please visit http://www.investpower.com and click on “Enroll to receive mailings via e-mail”. Please refer to the company and account numbers on the top of the reverse side of this proxy card. Electronic dissemination saves the company money, so we urge you to sign up for this feature.

     Thank you for your attention to these matters.

Champion Enterprises, Inc.

CHAMPION ENTERPRISES, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
CHAMPION ENTERPRISES, INC.

The undersigned hereby appoints Walter R. Young, and Ellen R. Levine, or either of them, attorneys and proxies with power of substitution, to vote all of the Common Stock of the undersigned in Champion Enterprises, Inc. at the Annual Meeting of Shareholders of Champion Enterprises, Inc. to be held on Tuesday, April 30, 2002 and at any adjournments thereof, as specified on the reverse side of this proxy.

The undersigned acknowledges receipt of the Proxy Statement dated March 27, 2002 and the Annual Report to Shareholders and the Annual Report on Form 10-K for the fiscal year ended December 29, 2001, ratifies everything that the proxies (or either of them or their substitutes) may lawfully do or cause to be done under this proxy, and revokes all former proxies.

If you are a participant in the Champion Enterprises, Inc. Savings Plan, this proxy card will serve as a direction to the trustee under the plan as to how the shares held for your account in the plan are to be voted.

IF YOU SIGN THIS PROXY WITHOUT MARKING ANY BOXES, THIS PROXY WILL BE VOTED FOR ALL NOMINEES, AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

(TO BE SIGNED ON REVERSE SIDE)

ANNUAL MEETING OF SHAREHOLDERS OF

CHAMPION ENTERPRISES, INC.

APRIL 30, 2002

PROXY VOTING INSTRUCTIONS

TO VOTE BY INTERNET

PLEASE ACCESS THE WEB PAGE AT “WWW.VOTEPROXY.COM” AND FOLLOW THE ON-SCREEN INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AVAILABLE WHEN YOU ACCESS THE WEB PAGE.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

PLEASE CALL TOLL FREE 1-800-PROXIES AND FOLLOW THE INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AND THE PROXY CARD AVAILABLE WHEN YOU CALL.

TO VOTE BY MAIL

PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

YOUR CONTROL NUMBER IS = = = = = = = = = = = = = = = = = >

\ / PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED \ /

Please mark your
A	vote as in
this example.

FOR all nominees	WITHHOLD
listed at right	AUTHORITY to
(except as	vote for all
marked to the	nominees listed
contrary below)	at right
1. Election of		Nominees:	Robert W. Anestis	2.	In their discretion upon the
Directors			Eric S. Belsky		transaction of such other
			Selwyn Isakow		business as may properly
(INSTRUCTIONS: To withhold authority to			Brian D. Jellison		come before the meeting.
vote for any individual nominee, write			Ellen R. Levine
that nominee’s name on the line provided below.)			George R. Mrkonic
Walter R. Young

Signature	Signature	Dated:	, 2002

NOTE:	Please sign the Proxy exactly as your name appears hereon, date it, and return it in the enclosed envelope. Joint owners should each sign. If you are signing as guardian, trustee, executor, administrator or attorney-in-fact, please so indicate. Please also note any address correction above.